Filed pursuant to Rule 424(b)(3)

Registration No. 333-236337

PROSPECTUS

2,500,000 Shares of Common Stock

This prospectus relates to the issuance of up to an additional 2,500,000 shares of common stock of TransEnterix, par value $0.001 per share, underlying outstanding Series B Warrants previously issued in our May 2017 public offering of 24,900,000 units that was completed on May 3, 2017, or the May 2017 Offering, and registered pursuant to a prior registration statement on Form S-3, File No. 333-199998. As of the date of this filing, there are 3,638,780 Series B Warrants outstanding exercisable for an aggregate of 2,099,392 shares of common stock.

Each Series B Warrant may be exercised, in cash or by a cashless exercise, at the election of the holder, at any time beginning on May 3, 2017, the date of issuance, and from time to time thereafter, through and including the fifth anniversary of the issuance date. The Series B Warrants contain provisions, often referred to as “down-round protection,” that leads to adjustment of the exercise price and number of underlying warrant shares if we issue securities, including our common stock or convertible securities or debt securities, in the future at sale prices below the then-current exercise price. As a result of this adjustment feature and after giving effect to the Company’s reverse stock split at a ratio of one-for-thirteen shares effective December 11, 2019, or the Reverse Stock Split, the exercise price of all outstanding Series B Warrants has been adjusted from $1.00 per share to $1.30 per share and the number of shares of common stock reserved for and issuable upon the exercise of outstanding Series B Warrants has been adjusted to 2,099,392 shares as of the date of this filing. We are registering shares hereunder to cover such adjustments and in the event that the exercise price and number of shares of common stock issuable upon exercise of our Series B Warrants may be further adjusted in the future.

We may receive up $2,729,209.60 upon the exercise of the Series B Warrants, if and when the warrant holders elect to exercise such warrants for cash. Any amounts received from such exercises will be used for working capital and other general corporate purposes. We will not receive any proceeds from the sale of the underlying common stock by the holders of the Series B Warrants. All costs and expenses incurred in connection with the registration of the securities made hereby will be paid by us.

The registration of these shares does not necessarily mean that any holder of a Series B Warrant will exercise such warrant, or that the underlying shares of common stock will be offered or sold by such holder.

Our common stock is traded on the NYSE American under the symbol “TRXC.” On February 12, 2020, the closing price of our common stock was $1.22 per share.

Investing in our securities involves a high degree of risk. See “RISK FACTORS” on page 3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 13, 2020.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated in this prospectus regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those referenced under the heading “Risk Factors.” These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus is filed with the SEC, and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 4 and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. As used in this prospectus, the terms “TransEnterix,” “the Company,” “we,” “us,” and “ours” refer to TransEnterix, Inc.

Company Overview

We are a medical device company that is digitizing the interface between the surgeon and the patient in laparoscopy to increase control and reduce surgical variability in today’s value-based healthcare environment. We are focused on the market development for and commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery. The Senhance Surgical System is the first and only digital, multi-port laparoscopic platform designed to maintain laparoscopic minimally invasive surgery (MIS) standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including 3 mm microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy.

The Senhance System has a CE Mark in Europe for laparoscopic abdominal and pelvic surgery, as well as limited thoracic operations excluding cardiac and vascular surgery. In the United States, we have received 510(k) clearance from the FDA for use of the Senhance System in laparoscopic colorectal and gynecologic surgery in a total of 28 indicated procedures, including benign and oncologic procedures, laparoscopic inguinal hernia and laparoscopic cholecystectomy (gallbladder removal) surgery. The Senhance System is available for sale in the United States, the European Union, Japan, Taiwan and select other countries.

In January 2020, we filed a 510(k) submission with the FDA for an Intelligent Surgical Unit (ISUTM) that is designed to enable machine vision capabilities on the Senhance System. We believe it is the first such FDA submission seeking clearance for machine vision technology in abdominal robotic surgery.

On October 31, 2018, we acquired the assets, intellectual property and highly experienced multidisciplinary personnel of MST Medical Surgical Technologies, Inc., or MST, an Israeli-based medical technology company. Through this acquisition we acquired MST’s AutoLap™ assets and technology, one of the only image-guided robotic scope positioning systems with FDA clearance and CE Mark. We believe MST’s image analytics technology will accelerate and drive meaningful Senhance System developments, and allow us to expand the Senhance System to add augmented, intelligent vision capability. We sold certain AutoLap assets, while retaining the core technology, in October 2019.

During 2018 and early 2019, we successfully obtained FDA clearance and a CE Mark for three millimeter diameter instruments and the Senhance ultrasonic system. The three millimeter instruments enable the Senhance System to be used for microlaparoscopic surgeries, allowing for tiny incisions. The Senhance ultrasonic system is an advanced energy device used to deliver controlled energy to ligate and divide tissue, while minimizing thermal injury to surrounding structures.

We acquired the Senhance System on September 18, 2015, by entry, with certain of our subsidiaries as purchasers, into a Membership Interest Purchase Agreement, or the Purchase Agreement, with Sofar S.p.A. as seller. The closing of the transactions occurred on September 21, 2015. The Senhance acquisition included all of the assets, employees and contracts related to the Senhance System.

We believe that future outcomes of minimally invasive surgery will be enhanced through our combination of more advanced tools and robotic functionality, which are designed to:

•	empower surgeons with improved precision, ergonomics, dexterity and visualization;

•	offer high patient satisfaction and enable a desirable post-operative recovery; and

•	provide a cost-effective robotic system, compared to existing alternatives today, for a wide range of clinical applications and operative sites within the healthcare systems.

Our strategy is to focus on the commercialization and further development of the Senhance System.

We further believe that:

•

laparoscopic and robotic surgery will need to continue to evolve given the pressures of value-based healthcare and existing operating room inefficiencies, surgical variability and workforce challenges;

•

with the Senhance System, surgeons can benefit from the haptic feedback, enhanced three-dimensional, high definition, or 3DHD, vision and open architecture consistent with current laparoscopic surgery procedures; and

•

patients will continue to seek a minimally invasive option, offering minimal scarring and fewer incisions, for many common general abdominal and gynecologic surgeries, which desires are addressed by the Senhance System.

As used herein, the terms “Company,” ”we,” “our,” or “us” each includes TransEnterix, Inc. and its subsidiaries, TransEnterix International, Inc., TransEnterix Italia, S.r.l., TransEnterix Europe S.à.R.L, TransEnterix Asia Pte. Ltd., TransEnterix Taiwan Ltd, TransEnterix Japan KK, TransEnterix Israel Ltd. and TransEnterix Netherlands, B.V.

We operate in one business segment.

Company Information

We were organized as a Delaware corporation on August 19, 1988. Our principal executive offices are located at 635 Davis Drive, Suite 300, Morrisville, NC 27560. Our phone number is (919) 765-8400 and our Internet address is www.transenterix.com. The information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

ABOUT THIS PROSPECTUS

We are filing this Registration Statement for the sole purpose of registering additional shares of our common stock to be issued upon the exercise, if any, of the Series B Warrants and issuance of the common stock underlying such Series B Warrants as such warrants may be adjusted from time to time in accordance with their terms. This prospectus provides you with a general description of the Company and our securities. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Investing in our securities involves substantial risks. In addition to other information contained in this prospectus, before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as it may be amended, and subsequent Quarterly Reports on Form 10-Q, and in any other documents incorporated by reference into this prospectus, as updated by our future filings. These risks are not the only ones faced by us. Additional risks not known or that are deemed immaterial could also materially and adversely affect our financial condition, results of operations, our products, business and prospects. Any of these risks might cause you to lose all or a part of your investment.

USE OF PROCEEDS

Assuming the full exercise for cash of all of the remaining outstanding Series B Warrants, we will receive proceeds of $2,729,209.60. We intend to use any proceeds received from the exercise of the warrants for cash for working capital and other general corporate purposes, including commercialization and regulatory clearance activities for our products. There is no assurance that the holders of all outstanding Series B Warrants will elect to exercise any or all of the warrants, either for cash or at all.

DILUTION

If the Series B Warrants are exercised, your interest will be diluted immediately to the extent of the difference between the exercise price and the as adjusted net tangible book value per share of our common stock after this offering.

The net tangible book value of our shares of common stock as of September 30, 2019 was approximately $31.1 million, or approximately $1.58 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of our common stock outstanding. Dilution per share represents the difference between the per share exercise price paid by holders of the Series B Warrants, assuming that the warrants are exercised for cash, and the net tangible book value per share of our common stock.

After giving effect to the cash exercise of all outstanding Series B Warrants at an exercise price of $1.30 per share, and after deducting estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $33.8 million, or approximately $1.55 per share. This represents an immediate decrease in net tangible book value of approximately $0.03 per share to our existing stockholders, and an immediate increase in as adjusted net tangible book value of approximately $0.25 per share to the holders of the outstanding Series B Warrants, as illustrated by the following table:

Exercise price per share		$1.30
Net tangible book value per share at September 30, 2019	$1.58
Decrease in net tangible book value per share attributable to existing stockholders upon the exercise of all outstanding warrants for cash	$(0.03)

As adjusted net tangible book value per share as of September 30, 2019 after giving effect to the exercise of all outstanding Series B Warrants for cash		$1.55

Increase per share to holders of Series B Warrants upon the exercise of all outstanding warrants for cash		$0.25

The number of shares of our common stock to be outstanding immediately after this offering is based on 19,665,574 shares outstanding as of September 30, 2019. This number of shares excludes as of such date:

•	1,964,824 shares of common stock issuable upon the exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $31.13 per share;

•

107,721 shares of common stock issuable upon the exercise of outstanding warrants (excluding the outstanding warrants relating to the shares offered pursuant to this prospectus) at a weighted average exercise price of $14.17 per share;

•	470,008 shares of common stock issuable upon vesting of outstanding restricted stock units;

•	1,180,656 shares of common stock available for future issuance under our stock option plans; and

•	6,806,379 shares of common stock issued subsequent to September 30, 2019 as of February 5, 2020.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We are offering shares of our common stock issuable upon the exercise of outstanding Series B Warrants, which were previously issued in connection with the May 2017 Offering. The Series B Warrants are registered pursuant to the Registration Statement and are exercisable in whole or in part, at the election of the holder, in cash or pursuant to a cashless exercise. The common stock issuable upon the exercise of the Series B Warrants will not be offered through underwriters, or brokers or dealers. We will not pay any compensation in connection with the offering of the shares upon exercise of the warrants. However, all costs and expenses incurred in connection with the registration of our common stock made hereby will be paid by us.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

On December 11, 2019, we filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware (the “Amendment”). The Amendment was filed to effectuate the Reverse Stock Split. Pursuant to the Reverse Stock Split, at the effective time each thirteen shares of common stock issued and outstanding were combined into one validly issued, fully paid and non-assessable share of common stock. The par value of our common stock remains $0.001 per share. Any fractional shares resulting from the Reverse Stock Split were rounded to the nearest whole share. Unless otherwise indicated, all share amounts set forth in this prospectus have been adjusted to give effect to this Reverse Stock Split.

Of the authorized common stock, as of February 5, 2020, there were 26,471,953 shares outstanding, and there were 4,420,194 shares of our common stock reserved for the exercise of outstanding stock options, warrants and restricted stock units. There were approximately 205 record holders as of February 5, 2020.

Subject to the prior rights of the holders of any shares of preferred stock which may be issued in the future, the holders of our common stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our Board of Directors, or Board, and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon the liquidation, dissolution or winding-up of our affairs, subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Transfer Agent

The transfer agent for our common stock is Continental Stock & Transfer Company.

Listing

The shares of our common stock are currently listed on the NYSE American under the symbol “TRXC.”

Preferred Stock

Our Board has the authority, without further action by the holders of the outstanding common stock, to issue preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, as to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants

We are offering shares of common stock that are issuable upon the exercise of 3,638,780 outstanding Series B Warrants to purchase up to 2,099,392 shares of our common stock. The Series B Warrants were previously issued in connection with our May 2017 Offering. The material terms and provisions of the Series B Warrants are summarized below. This summary is subject to and qualified in its entirety by the form of Series B Warrant which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2017. You should review a copy of the form of Series B Warrant for a complete description of the terms and conditions applicable thereto.

Form

The Series B Warrants were issued to the holders thereof in physical certificated form.

General Terms of the Series B Warrants

Upon issuance in connection with the May 2017 Offering, each Series B Warrant initially represented the right to purchase 0.75 of a share of common stock at an exercise price of $1.00 per share. Due to our subsequent issuance of securities at sales prices below the then-current Series B Warrant exercise price, the exercise price and number of underlying warrant shares have been adjusted. Such adjustments are described in further detail under “Adjustments Upon Future Issuances of Securities,” below. At the time of this filing, each Series B Warrant represents the right to purchase 0.58 of a share of common stock at an exercise price of $1.30 per share. Each Series B Warrant may be exercised, in cash or by a cashless exercise, at the election of the holder, at any time beginning on May 3, 2017, the date of issuance, and from time to time thereafter, through and including the fifth anniversary of the issuance date.

Exercisability

The Series B Warrants became exercisable on May 3, 2017, the date of issuance, and will expire on the five-year anniversary of the date of issuance. The Series B Warrants are exercisable in whole or in part, at the election of the holder, in cash or pursuant to a cashless exercise. If the Series B Warrants are exercised pursuant to a cashless exercise, upon such exercise, the holder would receive the net number of shares of common stock determined according to the formula set forth in the warrant.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Series B Warrants. As to any fraction of a share that the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

Failure to Timely Deliver Shares

If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the Series B Warrant, in each case, by the delivery date set forth in the warrant, and if on or after such date the holder purchases the shares of our common stock to deliver in satisfaction of a sale by the holder of the underlying warrant shares that the holder anticipated receiving from us, then, within three business days of receipt of the holder’s request, we, at the holder’s discretion, will either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of common stock purchased, or the buy-in price, at which point our obligation to deliver the underlying common stock will terminate, or (ii) promptly honor our obligation to deliver to the holder a certificate or certificates representing the underlying common stock or credit the holder’s balance account with Depository Trust Company and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) the number of shares of common stock, times (B) the lowest closing sale price of the common stock on any trading day during the period commencing on the date of the applicable exercise notice and ending on the date of the issuance and payment of the common shares by us.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of the Series B Warrant if the holder (together with its Attribution Parties (as defined in the form of Series B Warrant)) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits

The exercise price and the number of shares of common stock purchasable upon the exercise of the Series B Warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.

Adjustments Upon Future Issuances of Securities

If, after the issuance date of the Series B Warrants, we (1) sell, or are deemed to sell any shares of common stock, for consideration less than a price equal to the exercise price in effect immediately prior to such sale or deemed issuance, or the applicable price, then the exercise price of the Series B Warrants shall be reduced to be equal to such new issuance price; (2) grant or sell any options (as defined in the form of Series B Warrant) and the lowest price per share for one share issuable under such option is less than the applicable price, then the share shall be deemed to have been sold at the time the option was issued for such price per share, and the exercise price of the warrants adjusted; (3) issue or sell any convertible securities (as defined in the form of Series B Warrant) and the lowest price per share for which one share of common stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the applicable price then such share of common stock shall be deemed to be outstanding and to have been issued and sold by us at the time of the issuance or sale of such convertible securities for such price per share, and the exercise price of the warrants adjusted; and (4) if the option price or rate of conversion of any options or convertible securities are changed, a further adjustment to the exercise price may be made. If an adjustment is made at the time of the issuance of an option or convertible security, no further adjustment is made upon exercise or conversion. If any of these sales or deemed sales are Excluded Securities (as defined below), the adjustment provisions do not apply.

Simultaneously with any adjustment to the exercise price of the Series B Warrants, the number of warrant shares that may be purchased upon exercise of such warrants shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price for the adjusted number of shares of common stock underlying the warrant shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

If we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the Series B Warrants, then, in each such case, the warrant holders shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the warrants.

Since August 2019, we have made a number of adjustments to the Series B Warrants after issuing securities at sale prices below the then-current Series B Warrant exercise price. As a result of this adjustment feature and after giving effect to the Company’s Reverse Stock Split, the exercise price of all outstanding Series B Warrants has been adjusted from $1.00 per share to $1.30 per share and the number of shares of common stock reserved for and issuable upon the exercise of outstanding Series B Warrants has been adjusted to 2,099,392 shares as of the date of this filing. The exercise price and number of shares of common stock issuable upon exercise of our Series B Warrants may be further adjusted in the future.

Fundamental Transactions

If a Fundamental Transaction (as defined below) occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series B Warrants with the same effect as if such successor entity had been named in the warrant itself. Additionally, upon consummation of a Fundamental Transaction pursuant to which holders of shares of our common stock are entitled to receive securities or other assets with respect to or in exchange for shares of our common stock, we will make appropriate provision to insure that the holder will thereafter have the right to receive upon an exercise of the warrant at any time after the consummation of the Fundamental Transaction but prior to the expiration date of the warrant, in lieu of shares of our common stock (or other securities, cash, assets or other property) purchasable upon the exercise of the warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder would have been entitled to receive upon the happening of such Fundamental Transaction had the warrant been exercised immediately prior to such Fundamental Transaction. If holders of our common stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following such Fundamental Transaction. These provisions apply similarly and equally to successive Fundamental Transactions and other corporate events described in the warrant and will be applied without regard to any limitations on the exercise of the warrant. In the event of certain Fundamental Transactions, at the request of the holder, we or the successor entity shall purchase the unexercised portion of the warrant from the holder by paying to the holder, on or prior to the second trading day after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of the warrant on the date of such Fundamental Transaction.

Authorized Shares

During the period the Series B Warrants are outstanding, we will reserve from our authorized and unissued shares of common stock a sufficient number of shares to provide for the issuance of 100% of the shares of common stock underlying the Series B Warrants upon the exercise thereof.

Transferability

Subject to applicable laws, the Series warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the warrants and a trading market is not expected to develop.

Rights as a Shareholder

Except as otherwise provided in the Series B Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their warrants.

Amendments

Each Series B Warrant may be amended with the written consent of the holder of such warrant and us.

Listing

There is no established public trading market for the Series B Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Warrants on any national securities exchange.

Definitions

“Black-Scholes Value” means the value of the unexercised portion of the warrant remaining on the date of the holder’s request to us to repurchase the warrant (the “Request Date”), which value is calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing: (i) an underlying price per share equal to the greater of: (1) the highest closing sale price of our common stock during the period beginning on the trading day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the trading day of the Request Date; and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any); (ii) a strike price equal to the exercise price in effect on the Request Date; (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of: (1) the remaining term of the warrant as of the Request Date; and (2) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the Request Date if such request is prior to the date of the consummation of the applicable Fundamental Transaction; (iv) a zero cost of borrow; and (v) an expected volatility equal to the greater of 75% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the trading day immediately following the earliest to occur of (1) the public disclosure of the applicable Fundamental Transaction and (2) the consummation of the applicable Fundamental Transaction.

“Excluded Securities” means (i) shares of common stock, restricted stock units, stock appreciation rights, options to purchase common stock or similar rights issued to directors, officers, employees or consultants of the company for services rendered to the company in their capacity as such pursuant to an approved stock plan (as defined in the form of Series B Warrant), provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the holders; (ii) shares of common stock issued upon the conversion or exercise of convertible securities (other than options to purchase common stock issued pursuant to an approved stock plan that are covered by clause (i) above) issued prior to the issuance date of the warrants, provided that the conversion price of any such convertible securities (other than options to purchase common stock issued pursuant to an approved stock plan that are covered by clause (i) above) is not lowered, none of such convertible securities (other than options to purchase common stock issued pursuant to an approved stock plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such convertible securities (other than options to purchase common stock issued pursuant to an approved stock plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the holders; (iii) shares of common stock, options and convertible securities issued pursuant to equipment acquisitions, strategic mergers or acquisitions of other assets or businesses, or strategic licensing or development transactions; provided that (x) the primary purpose of such issuance is not to raise capital as determined in good faith by the holders, (y) the purchaser or acquirer of such shares of common stock in such issuance solely consists of either (1) the actual participants in such strategic licensing or development transactions, (2) the actual owners of such assets or securities acquired in such merger or acquisition or (3) the shareholders, partners or members of the foregoing persons, and (z) the number or amount (as the case may be) of such shares of common stock issued to such person by the company shall not be disproportionate to such person’s actual participation in such strategic licensing or development transactions or ownership of such assets or securities to be acquired by the company (as applicable); (iv) the shares of common stock issuable upon exercise of the registered warrants; provided, that the terms of the registered warrant are not amended, modified or changed on or after the issuance date (other than antidilution adjustments pursuant to the terms thereof in effect as of the issuance date).

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another subject entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the company to be subject to or have its common stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of common stock, (y) 50% of the outstanding shares of common stock calculated as if any shares of common stock held by all Subject Entities making or party to, or affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of common stock such that all Subject Entities making or party to, or affiliated with any subject entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of common stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of common stock, (y) at least 50% of the outstanding shares of common stock calculated as if any shares of common stock held by all the Subject Entities making or party to, or Affiliated with any subject entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of common stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of common stock, or (v) reorganize, recapitalize or reclassify its common stock, (B) that the company shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any subject entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of common stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding common stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding common stock not held by all such Subject Entities as of the date of the warrant calculated as if any shares of common stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of common stock or other equity securities of the company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the company to surrender their shares of common stock without approval of the shareholders of the company or (C) directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group (as each such capitalized term is defined in the Form of Series B Warrant).

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Delaware Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, our Board approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•

on or after the consummation date, the business combination is approved by our Board and by the affirmative vote at an annual or special meeting of stockholders holding at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:

•	owns 15% or more of outstanding voting stock; or

•	is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that, among others, could have the effect of delaying, deferring or discouraging potential acquisition proposals and could delay or prevent a change of control of the Company. The provisions in our certificate of incorporation and bylaws that may have such effect include:

•

Preferred Stock. As noted above, our Board, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

•

Stockholder Meetings. Under our certificate of incorporation, as amended, and bylaws, special meetings of our stockholders may be called only by the vote of a majority of the entire Board or the chairman of the Board. Our stockholders may not call a special meeting of the stockholders.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee thereof.

SELECTED FINANCIAL DATA

On December 11, 2019, we effected the Reverse Stock Split. As a result of the Reverse Stock Split, every 13 outstanding shares of common stock became one share of common stock. On a pre-split basis, we had 216,345,984, 199,282,003 and 115,781,030 shares outstanding at December 31, 2018, 2017 and 2016, respectively, and on a post-split basis, we had 16,641,999, 15,329,385 and 8,906,234 shares outstanding at December 31, 2018, 2017 and 2016, respectively. The following selected financial data is based on common stock and per share data from our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as retrospectively adjusted to reflect the Reverse Stock Split.

Select Data from Consolidated Statements of Operations

	Year Ended December 31,
	2018	2017	2016
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$24,102	$7,111	$1,519
Net loss	(61,777)	(144,796)	(119,980)
Basic and diluted net loss per share	(3.88)	(12.65)	(13.90)
Weighted average shares used in computing basic and diluted net loss per share	15,939	11,442	8,630

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Ballard Spahr LLP.

EXPERTS

The Company’s consolidated financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents containing such information. This prospectus is part of a registration statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the registration statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information and information contained in documents filed earlier with the SEC. We incorporate by reference the documents listed below, any filings made with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering; provided, that we are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 9, 2019, August 8, 2019 and November 12, 2019, respectively;

•

our Current Reports on Form 8-K filed with the SEC on February 27, 2019 (Items 2.02 and 9.01), April  26, 2019 (Items 5.02, 5.07 and 9.01), May  10, 2019 (Items 2.02 and 9.01), July  10, 2019 (Items 1.01 and 9.01), August  8, 2019 (Items 2.02 and 9.01), August  12, 2019 (Items 1.01, 1.02 and 9.01), September  6, 2019 (Items 1.01, 8.01 and 9.01), October  17, 2019 (Items 1.01, 2.02, 5.02, 8.01 and 9.01), November  1, 2019 (Item 5.02), November  8, 2019 (Items 1.02 and 9.01), November  13, 2019 (Items 2.02 and 9.01), November  20, 2019 (Item 8.01), December  11, 2019 (Items 5.03, 5.07 and 9.01), January  3, 2020 (Items 5.02 and 9.01), January  6, 2020 (Items 2.02 and 9.01), January  22, 2020 (Items 8.01 and 9.01), January  30, 2020 (Items 8.01 and 9.01), January  31, 2020 (Item 8.01), February 10, 2020 (Items 1.01, 8.01, and 9.01), and February 12, 2020 (Items 8.01 and 9.01);

•	our definitive proxy statements on Schedule 14A, filed with the SEC on March 15, 2019 and November 18, 2019; and

•

the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed on April 7, 2014, and any amendments to each such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents. You may request a copy of these filings at no cost by writing or telephoning our Secretary at the following address and telephone number:

TransEnterix, Inc.

Attention: Joshua Weingard, Chief Legal Officer and Secretary

635 Davis Drive, Suite 300

Morrisville, NC 27560

Telephone No.: (919) 765-8400

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register our securities being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed thereto. For further information about us and our securities offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Any statement contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement is not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may read and copy any materials we file with the SEC, including the registration statement, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov. You may also inspect our SEC reports and other information at our website at www.transenterix.com. Information on or accessible through our website is not a part of this prospectus. We are subject to the information reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

2,500,000 Shares of Common Stock

PROSPECTUS

February 13, 2020